UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2021

Cypress Environmental Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36260 (Commission File Number)	61-1721523 (I.R.S. Employer Identification No.)

5727 S. Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

(Address of principal executive offices and zip code)

(918) 748-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CELP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On March 2, 2021 (the “Closing Date”), Cypress Environmental Partners, L.P. (the “Partnership”, “us” or “we”) and certain of its affiliates as co-borrowers and guarantors, entered into Amendment No. 1 to Credit Agreement (the “Amendment”) to the Amended and Restated Credit Agreement dated as of May 29, 2018 (as modified by the Amendment, the “Credit Agreement”) with Deutsche Bank AG, New York Branch, as lender, issuing bank, swing line lender and collateral agent and other lenders from time to time party thereto, and Deutsche Bank Trust Company Americas, as the administrative agent. The Credit Agreement provides up to $75 million of borrowing capacity, subject to certain limitations. The Credit Agreement matures on May 31, 2022 and includes a $15 million sublimit for the issuance of letters of credit and a $5 million sublimit for Swing Line loans. The obligations under the Credit Agreement are secured by a first priority security interest in substantially all of our assets.

Borrowings under the Credit Agreement bear interest, at our option, on a leverage-based grid pricing at (i) a base rate plus a margin of 2.0% to 3.75% per annum (with Swing Line loans also being subject to this pricing), or (ii) a LIBOR rate plus a margin of 3.0% to 4.75% per annum. Letter of credit fees are payable on the maximum amount available to be drawn under issued letters of credit at a margin of 3.0% to 4.75%. Commitment fees are charged at a rate of 0.5% on any unused credit.

The Credit Agreement contains various customary covenants and restrictive provisions. The Credit Agreement also requires the maintenance of certain financial covenants, including (i) a leverage ratio (as defined in the Credit Agreement) of not more than 6.0 to 1.0 (beginning December 31, 2020), 5.3 to 1.0 (beginning June 30, 2021), 4.5 to 1.0 (beginning September 30, 2021), and 4.0 to 1.0 (beginning December 31, 2021), and (ii) an interest coverage ratio (as defined in the Credit Agreement) of not less than 3.0 to 1.0 for any trailing four quarter period. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of the Credit Agreement, the margin on any obligation shall increase by 2.0% per annum and the lenders may declare any outstanding principal, together with any accrued and unpaid interest, to be immediately due and payable and may exercise other remedies as set forth or referred to in the Credit Agreement.

In addition, the Credit Agreement prohibits our ability to redeem or repurchase our equity interests. Also, the Credit Agreement restricts our ability to make distributions on our equity interests with the exception of (i) cash distributions per year on existing preferred units limited to 2.5% of the Series A issue price provided the leverage ratio does not exceed 4.0 to 1.0, (ii) certain distributions permitted by the operating agreements of two affiliated entities, and (iii) distributions reasonably required to cover unitholder tax obligations.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Credit Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statement and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1

Amendment No. 1 to Credit Agreement dated March 2, 2021, by and among Cypress Environmental Partners, L.P., certain of its affiliates as co-borrowers and guarantors, Deutsche Bank AG, New York Branch, as lender, issuing bank, swing line lender and collateral agent and other lenders from time to time party thereto, and Deutsche Bank Trust Company Americas, as the administrative.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Cypress Environmental Partners, L.P.

	By:	Cypress Environmental Partners GP, LLC,
its general partner

Dated: March 4, 2021	By:	/s/ Jonathan M. Cinocca
Name: Jonathan M. Cinocca
Title: Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment No. 1 to Credit Agreement dated March 2, 2021, by and among Cypress Environmental Partners, L.P., certain of its affiliates as co-borrowers and guarantors, Deutsche Bank AG, New York Branch, as lender, issuing bank, swing line lender and collateral agent and other lenders from time to time party thereto, and Deutsche Bank Trust Company Americas, as the administrative agent.